Exhibit 3.8
LIMITED LIABILITY COMPANY AGREEMENT
OF
GRAY TELEVISION LICENSEE, LLC
     THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Gray Television Licensee, LLC, a Nevada limited liability company (the “Company”), is made and entered into to be effective as of 12:00 a.m., January 1, 2009 (the “Effective Time”) between the Company and Gray Television Group, Inc., a Delaware corporation, its sole member.
ARTICLE I.
DEFINITIONS
     For purposes of this Agreement, the following terms shall have the following meanings:
     1.1 Act. Chapter 86 (Limited-Liability Companies) of the Nevada Revised Statutes, as amended from time to time.
     1.2 Affiliate. Affiliate of an entity shall mean any other entity controlling, controlled by, or under common control with such entity where “control” means the right to elect a majority of the board of directors or other body controlling such entity.
     1.3 Articles. The Articles of Organization of the Company filed with the Secretary of State of Nevada, as amended from time to time by the Shareholder.
     1.4 Shareholder. Gray Television Group, Inc. and any additional members of the Company admitted pursuant to Article IX hereof.
ARTICLE II.
FORMATION
     2.1 Formation. Effective as of the Effective Time, the Company was formed as a Nevada limited liability company by delivery of the Articles to the Nevada Secretary of State in accordance with the provisions of the Act.
     2.2 Name. The name of the Company is Gray Television Licensee, LLC.
     2.3 Term. The term of the Company shall commence on the date the Articles were filed with the Secretary of State of Nevada and shall continue unless terminated or dissolved in accordance with this Agreement.
     2.4 Registered Office and Agent. The Company’s registered office shall be at 502 East John Street, Carson City, Nevada 89706. The name of its registered agent is Entity Services (Nevada), LLC.

     2.5 Principal Office. The principal office of the Company shall be located at 2215-B Renaissance Drive, Las Vegas, Nevada 89119.
     2.6 Changes to Offices and Agent. The Company may change its registered office, registered agent and principal office from time to time with the approval of the Board.
     2.7 Units; Shareholder Certificates. The limited liability company membership interests of the Company shall be evidenced by units of ownership (“Units”), and Units held by Shareholders in the Company may be evidenced by certificates (“Certificates”) as approved by the Board and, in such event, the Board may establish reasonable procedures for the delivery and reissuance of the Certificates in connection with the transfer of the underlying Units, loss or destruction of Certificates and other eventualities. Among other matters, such procedures may set forth required fees, indemnification documentation and signatures (including guarantees thereof) to be obtained from parties requesting reissuance of Certificates. Such procedures need not be incorporated into this Agreement, but a copy thereof shall be delivered to all Shareholders. Each Certificate shall be stamped or imprinted with a legend as the Board shall deem necessary or appropriate.
ARTICLE III.
PURPOSE OF THE COMPANY; NATURE OF BUSINESS
     3.1 Purpose and Powers of the Company. The purpose of the Company is, and the Company shall have the power and authority, to engage in and carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.
ARTICLE IV.
ACCOUNTING AND RECORDS
     4.1 Accounting Period. The Company’s accounting period and tax year shall be the calendar year.
     4.2 Records to be Maintained.
     (a) The Company shall maintain the following records at its principal office:
     (i) A copy of this Agreement and the Articles and all amendments thereto, and executed copies of the powers of attorney, if any, pursuant to which this Agreement, the Articles, or any amendments thereto have been executed;
     (ii) Copies of such records as would enable the Shareholder to determine the business and financial condition of the Company, the Shareholder, the date upon which the Shareholder became a member of the Company, the Shareholder’s last known mailing address, and the voting rights of the Shareholder, as applicable;

     (iii) Any financial statements of the Company for the three most recent years; and
     (iv) True and full information regarding the amount of cash and other property (including the value thereof) contributed by the Shareholder and what the Shareholder agreed to contribute in the future.
     (b) The Shareholder may, at the Shareholder’s own expense, inspect and copy any Company record upon reasonable request during ordinary business hours.
ARTICLE V.
MANAGEMENT
     5.1 Management of the Company.
          (a) Board of Directors. All management of the Company shall be vested exclusively in a Board of Directors (the “Board”), acting collectively in its capacity as the sole manager of the Company, without the need for any consent or approval of the Shareholder or any other Shareholder, and no Shareholder (in such capacity) shall have any right to participate in the day-to-day management of the Company. The Shareholder hereby covenants and agrees that it will comply in all respects with any contract or agreement approved by the Board as permitted under this Agreement. The acts of the Board shall bind the Company.
          (b) Composition of Board; Powers. The Board shall consist of three (3) Board members, or such other number of Board members as determined from time to time by the majority vote of the Board. The Board members as of the Effective Time are set forth on Exhibit A attached hereto and incorporated herein by this reference. Subject to the terms of this Agreement, the Board shall have the exclusive right, authority and power to control, direct, manage and administer the business, affairs and operations of the Company and to do all things necessary to carry on the business and purposes of the Company consistent with applicable law and this Agreement as the Board determines in good faith to be appropriate or advisable. Except as restricted by this Agreement, any member of the Board is hereby authorized by all Shareholders to execute and deliver on behalf of the Company any and all documents, contracts, certificates, agreements and instruments, and to take any action of any kind and to do anything and everything, that the Board deems necessary or appropriate in order to carry out the business of the Company in accordance with the provisions of this Agreement and applicable law. No person, firm, partnership, corporation or other entity shall be required to inquire into said authority of the Board members, or any of them, to execute and perform any document on behalf of the Company.
          (c) Removal of Board Member. Any Board member may be removed at any time with or without cause by the Shareholder. Upon the removal of a Board member or upon the earlier death, resignation, retirement or disqualification thereof, a replacement Board member may immediately be appointed by the Shareholder. At no time shall the Board consist of less than one (1) member.

          (d) Required Vote; Board Meetings. Each Board member shall have one (1) vote, and the vote of a majority of the Board members then in office shall be required for the Board to take any action on behalf of the Company and, without such majority approval, no Board member, acting alone in such capacity, or Shareholder shall (and no such person shall have any authority to) take any action with respect thereto. Except as expressly provided in this Agreement, the Board members shall not be entitled to act other than through the Board. An annual meeting of the Board may be held each year. The Board may also schedule additional meetings to occur at regular intervals throughout the year. Special meetings of the Board may be called by or at the request of any Board member. A meeting of the Board shall be held on such date and at such time and place as shall be set forth in the notice thereof. Unless waived thereby, the Company shall give written notice to each Board member of each meeting of the Board stating the date, time and place of the meeting. Such notice shall be given at least forty-eight (48) hours in advance by courier service, in person or by electronic means or at least ten (10) days in advance by mail. Attendance by a Board member at a meeting shall constitute waiver of notice of such meeting, except where a Board member attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of business at the meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting upon written approval of not less than the number of votes that would be necessary to authorize or take such action at a meeting of the Board. Such written approval shall have the same force and effect as a meeting vote of the Board and shall be evidenced by one or more written consents describing the action taken. Board members may participate in a meeting of the Board by means of conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
     5.2 Officers.
          (a) General Authority. The Company may have such officers (the “Officers”) as may be appointed by the Board from time to time, each having such powers and duties as generally pertain to their respective offices as well as such powers and duties as from time to time may be conferred by the Board. Any number of offices may be held by the same person. The salaries, if any, of all Officers of the Company shall be fixed by the Board. The Officers of the Company shall hold office until their successors are chosen and qualified; provided, however, any Officer appointed by the Board may be removed at any time by the Board with or without cause in the Board’s discretion. Any vacancy occurring in any office of the Company may be filled by the Board. In addition, the Board may appoint, employ or otherwise cause the Company to contract with such other persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company as it shall determine in its discretion from time to time. The Board may delegate to any Officer of the Company or to any such other person or entity such authority to act on behalf of and to bind the Company. The Officers of the Company as of the Effective Time are set forth on Exhibit B attached hereto and incorporated herein by this reference.
          (b) Bank Accounts. The Officers of the Company are authorized and directed to open accounts with any bank as may be selected as depositories for the Company by the Board, and to deposit therein funds of the Company, drafts, checks and notes of the Company, payments on said accounts to be made in the corporate name. The Officers are authorized to execute and deliver corporate resolutions on such forms as may be presented or required by any such bank, said forms to be completed with such information as the executing Officers may deem to be in the best interest of the Company. All such resolutions which may be required by banks selected by the Company dealing with the designation of such banks as depositories are adopted as resolutions of the Board, and any Officer of the Company may hereafter attest to and execute such bank resolutions and/or forms without additional action of the Board.
          5.3 Liability of Shareholder, Board Members and Officers. No Shareholder, Board member or Officer shall be liable for the obligations of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Shareholder, any Board member or any Officer for liabilities of the Company. The Shareholder’s and each Board member and Officer’s liability shall be limited as set forth in the Act and other applicable law.
          5.4 Indemnification. To the fullest extent not prohibited by applicable law, the Company shall indemnify the Shareholder and each Board member and Officer of the Company for all costs and expenses (including attorneys’ fees and disbursements), losses, liabilities, and damages paid or accrued by such Shareholder, Board member or Officer in connection with any act or omission performed by such person in good faith on behalf of the Company. To the fullest extent not prohibited by applicable law, expenses (including attorneys’ fees and disbursements) incurred by any such Shareholder, Board member or Officer, in defending any claim, demand, action, suit or proceeding may, from time to time, upon approval by the Shareholder, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, subject to recapture by the Company following a later determination that such Shareholder, Board member or Officer was not entitled to indemnification hereunder. Notwithstanding the foregoing, no Shareholder, Board member or Officer shall be indemnified against liability for any intentional misconduct, any knowing violation of law or any transaction in which such Shareholder, Board member or Officer receives a personal benefit in violation or breach of the Act or this Agreement.
ARTICLE VI.
SHAREHOLDER; CONTRIBUTIONS
     6.1 Shareholder. The sole Shareholder of the Company is Gray Television Group, Inc., a Delaware corporation.
     6.2 Capital Contributions.
     (a) The Shareholder shall be deemed to have made a capital contribution to the Company in the amount of $1,000.00.
     (b) The above capital contribution is the only capital contribution required to be made by the Shareholder. Unless the Shareholder otherwise agrees, the Shareholder shall not be required to contribute any additional capital to the Company.

ARTICLE VII.
ALLOCATIONS AND DISTRIBUTIONS
     7.1 Distributions. Except as provided in paragraph 7.2, the Company may make distributions as determined by the Board from time to time in accordance with this Agreement.
     7.2 Limitations on Distributions. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company. No distribution shall be made to the Shareholder if such distribution is prohibited by the Act.
     7.3 Distribution Upon Sale of Assets. Upon a sale of all, or substantially all, of the assets of the Company, the net proceeds thereof shall be distributed to the Shareholder.
ARTICLE VIII.
MEMBERSHIP INTERESTS
     8.1 Units. In exchange for its capital contribution in Section 6.2 above, the Shareholder was issued by the Company 1,000 Units in the Company, which is one hundred percent (100%) of the ownership interests in the Company.
     8.2 Disposition. The Shareholder’s Units in the Company are transferable either voluntarily or by operation of law. The Shareholder may dispose of all or a portion of the Shareholder’s Units. Upon the transfer of the Shareholder’s Units, the transferee shall be admitted as a Shareholder at the time the transfer is completed.
ARTICLE IX.
ADMISSION OF ADDITIONAL SHAREHOLDERS
     9.1 Additional Shareholders. The Shareholder may admit additional member(s) to the Company as Shareholders and determine the contributions to be made by, and Units issued to, such additional Shareholder(s). The Company and the Shareholder acknowledge that this Agreement governs the relationship between the Company, the Board and the Shareholder only. If the Shareholder admits additional Shareholder(s), or if at any time the Company otherwise has more than one Shareholder, the rights, obligations and duties of all of the Shareholders shall be set forth in an amended and restated operating agreement of the Company executed at the time of admission of such additional Shareholder(s) to the Company. Such amended and restated operating agreement shall supersede and replace this Agreement in its entirety.
ARTICLE X.
DISSOLUTION AND WINDING UP
     10.1 Dissolution. The Company shall be dissolved and its affairs wound up or shall be terminated only upon the occurrence of any of the following events:
     (a) the Shareholder elects to dissolve the Company;

     (b) there are no Shareholders; or
     (c) the entry of a decree of judicial dissolution under the Act.
     10.2 Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, and its affairs shall be wound up in accordance with this Article X and the Act.
     10.3 Winding Up, Liquidation and Distribution of Assets.
               Upon the winding up of the Company, the Company property shall be distributed:
               (a) first, to creditors, including the Shareholder if it is a creditor, to the extent permitted by law, in satisfaction of Company liabilities; and
               (b) second, to the Shareholder.
     Any such distributions shall be in cash or property or partly in both, as determined by the Board.
     10.4 Articles of Dissolution. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed as provided in Section 10.3, Articles of Dissolution shall be executed and filed with the Secretary of State of Nevada in accordance with the Act.
ARTICLE XI.
AMENDMENT
     11.1 Amendment. This Agreement may be amended or modified from time to time only by a written instrument signed by the Shareholder.
ARTICLE XII.
MISCELLANEOUS PROVISIONS
     12.1 Entire Agreement. This Agreement represents the entire Agreement between the Shareholder and the Company.
     12.2 No Conflict of Interest. The Shareholder may have other business interests and engage in other activities in addition to and exclusive from those relating to the Company. Neither the Company nor any other Shareholder shall have any right by virtue of this Agreement in or to any such interests or activities of the Shareholder or to the income or proceeds derived therefrom. The Shareholder may transact business with the Company and, subject to applicable laws, has the same rights and obligations with respect thereto as any other person. No transaction between the Shareholder and the Company shall be voidable solely because the Shareholder has a direct or indirect interest in the transaction if either the transaction is fair and reasonable to the Company or the other Shareholders authorize, approve and/or ratify the transaction in accordance with this Agreement or the Act.
     12.3 Application of Nevada Law. This Agreement, the application and interpretation hereof shall be governed exclusively by its terms and the laws of the State of Nevada and specifically the Act.
     12.4 Execution of Additional Instruments. The Shareholders hereby agree to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.
     12.5 Construction. Whenever the singular form is used in this Agreement, and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.
     12.6 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.
     12.7 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.
     12.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart to this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.
     12.9 Further Assurances. The Shareholders agree to cooperate, and to execute and deliver in a timely fashion any and all additional documents necessary to effectuate the purposes of the Company and this Agreement.
     12.10 No Rights of Creditors or Third Parties Under Agreement. This Agreement is entered into between the Company and the Shareholder for the exclusive benefit of the Company, the Shareholder and their respective successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other person. Except and only to the extent mandated by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Shareholder with respect to any contribution, any deficiency in the Shareholder’s capital account (which the Shareholder shall not be obligated to restore), or otherwise.
     12.11 Federal Income Tax Elections; Tax Status. All elections required or permitted to be made by the Company under The Internal Revenue Code of 1986, as amended from time to time, or any corresponding provisions of succeeding law, or the regulations of the United States Department of Treasury promulgated thereunder shall be made by the Shareholder. As long as the Shareholder is the only Shareholder of the Company, the Company shall be taxed as a division of the Shareholder if the Shareholder is an entity other than an individual, trust, or estate and, if the Shareholder is an individual, estate, or trust, then as a sole proprietorship or as directly owned assets of the Shareholder. All provisions of the Articles and of this Agreement are to be construed so as to preserve the tax status under those circumstances.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Time.

“Shareholder” GRAY TELEVISION GROUP, INC., a Delaware corporation
By:	/s/
	Name:	Robert S. Prather, Jr.
	Title:	President

“Company” GRAY TELEVISION LICENSEE, LLC, a Nevada limited liability company
By:	Gray Television Group, Inc.,
a Delaware corporation
Its:	Sole Member

By:	/s/
	Name:	Robert S. Prather, Jr.
	Title:	President